WYNN'S INTERNATIONAL, INC.
                  1999 STOCK AWARDS PLAN

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               TABLE OF CONTENTS

                                                       Page

1    THE PLAN                                            1
     1.1  Purpose                                        1
     1.2  Administration and Authorization; Power and
          Procedure                                      1
     1.3  Participation                                  3
     1.4  Shares Available for Awards; Share Limits      3
     1.5  Grant of Awards                                4
     1.6  Award Period                                   4
     1.7  Limitations on Exercise and Vesting of Awards  4
     1.8  No Transferability; Limited Exceptions to
          Transfer Restrictions                          4
2.   OPTIONS                                             5
     2.1  Grants                                         5
     2.2  Option Price                                   5
     2.3  Limitations on Grant and Terms of Incentive
          Stock Options                                  6
     2.4  Limits on 10% Holders                          6
3.   STOCK APPRECIATION RIGHTS (INCLUDING LIMITED STOCK
     APPRECIATION RIGHTS)                                7
     3.1  Grants                                         7
     3.2  Exercise of Stock Appreciation Rights          7
     3.3  Payment                                        8
     3.4  Limited Stock Appreciation Rights              8
4.   RESTRICTED STOCK AWARDS                             8
     4.1  Grants                                         8
     4.2  Restrictions                                   9
     4.3  Return to the Corporation                      10
5.   PERFORMANCE SHARE AWARDS AND SPECIAL PERFORMANCE-
     BASED AWARDS                                        10
     5.1  Grants of Performance Share Awards             10
     5.2  Special Performance-Based Awards.              10
6.   OTHER PROVISIONS                                    11
     6.1  Termination of Employment; Rights of Eligible
          Employees, Participants and Beneficiaries      11
     6.2  Adjustments; Acceleration                      13
     6.3  Compliance with Laws                           16
     6.4  Tax Matters                                    16
     6.5  Plan Amendment, Termination and Suspension     16
     6.6  Privileges of Stock Ownership                  17
     6.7  Effective Date of the Plan                     17
     6.8  Term of the Plan                               17
     6.9  Governing Law/Construction/Severability        18
     6.10 Captions                                       18
     6.11 Effect of Change of Subsidiary Status.         19
     6.12 Stock-Based Awards in Substitution for Stock
          Options or Awards Granted by Another
          Corporation.                                   19
     6.13 Non-Exclusivity of Plan                        19
     6.14 No Corporate Action Restriction                19
     6.15 Other Company Benefit and Compensation
          Programs                                       19
     6.16 Deferred Payments                              20
7.   DEFINITIONS                                         20
     7.1  Definitions                                    20

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                WYNN'S INTERNATIONAL, INC.

1.   THE PLAN

     1.1  PURPOSE

     The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Awards to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Company with awards and incentives for high levels of individual performance and improved financial performance of the Company. "Corporation" means Wynn's International, Inc. and "Company" means the Corporation and its Subsidiaries, collectively. These terms and other capitalized terms are defined in Article 7.

     1.2  ADMINISTRATION AND AUTHORIZATION; POWER AND
          PROCEDURE.

          (a) Committee. The Committee shall administer this Plan and shall authorize all Awards to Eligible Employees.
     Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

          (b)  Plan Awards; Interpretation; Powers Of
     Committee. Subject to the express provisions of this Plan, the Committee shall have the authority to:

               (i)  Determine eligibility and, from among
          those persons determined to be eligible, the particular Eligible Employees who will receive an Award;

               (ii) Grant Awards to Eligible Employees, determine the price at which securities will be offered or awarded and the amount of securities to be offered or awarded to any of such persons, and determine the other specific terms and conditions of such Awards consistent with the express limits of this Plan, and establish the installments (if any) in which such Awards shall become exercisable or shall vest, or determine that no delayed exercisability or vesting is required, and establish the events of termination or reversion of such Awards;

               (iii) Approve the forms of Award
          Agreements (which need not be identical either as to type of award or among Participants);

               (iv) Construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

               (v)  Cancel, modify or waive the
          Corporation's rights with respect to, or modify, discontinue, suspend or terminate, any or all outstanding Awards held by Eligible Employees, subject to any required approval under Section
          6.5;

               (vi) Accelerate, or extend the exercisability or term of, any or all outstanding Awards within the maximum ten (10) year term of Awards under
          Section 1.6; and

              (vii) Make all other determinations
          and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

          (c) Binding Determinations/Liability Limitation. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

          (d)  Reliance On Experts.  In making any
     determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

          (e)  Delegation.  The Committee may delegate
     ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

     1.3  PARTICIPATION.

     Awards may be granted by the Committee only to those persons whom the Committee determines to be Eligible
Employees. An Eligible Employee who previously has been granted an Award may, if otherwise eligible, be granted additional Awards if the Committee shall so determine.

     1.4  SHARES AVAILABLE FOR AWARDS; SHARE LIMITS.

          (a) Shares Available. Subject to the provisions of Section 6.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares (collectively, "Shares"). Shares may be delivered for any lawful consideration.

          (b) Share Limits. The maximum number of Shares that may be delivered pursuant to Awards granted to Eligible Employees under this Plan shall not exceed 1,500,000 Shares (the "Share Limit"). The maximum number of Shares that may be delivered pursuant to Options qualified as Incentive Stock Options granted under this Plan is 1,500,000 Shares. The maximum number of Shares that may be delivered as Restricted Stock (other than Restricted Stock granted as a Special Performance-Based Award pursuant to Section 5.2) granted under this Plan is 500,000 Shares. The maximum number of Shares subject to those Options and Stock Appreciation Rights that may be granted during any calendar year to any individual shall be limited to 100,000 and the maximum individual limit on the number of Shares in the aggregate subject to all Awards that during any calendar year are granted under this Plan shall be 100,000. Each of the five foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and Section 6.2.

          (c) Limitations On Grants; Reissue Of Unvested Awards. No Award may be granted under this Plan unless, on the date of grant, the sum of (i) the maximum number of Shares issuable at any time pursuant to such Award, plus (ii) the number of Shares that have previously been issued pursuant to Awards granted under this Plan, other than reacquired Shares available for reissue consistent with any applicable legal limitations, plus (iii) the maximum number of Shares that may be issued at any time after such date of grant pursuant to Awards that are outstanding on such date, does not exceed the Share Limit. In addition, no Award may be granted under this Plan unless, after giving effect to such Award, the total number of Shares subject to outstanding Awards under this Plan and subject to outstanding stock options or other awards under all other stock-based plans of the Corporation (other than the Corporation's Employee Stock Purchase
     Plan) constitutes 10% or less of the total number of Shares issued and outstanding as of the date of grant. Shares that are subject to or underlie Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan, as well as reacquired Shares, shall again, except to the extent prohibited by law, be available for subsequent Awards under this Plan. Except as limited by law, if an Award is or may be settled only in cash, such Award need not be counted against any of the limits under this Section 1.4.

     1.5  GRANT OF AWARDS.

     Subject to the express provisions of this Plan, the Committee shall determine the number of Shares subject to each Award, the price (if any) to be paid for the Shares or the Award and, in the case of Performance Share Awards, in addition to matters addressed in Section 1.2(b), the specific objectives, goals or performance criteria (such as an increase in sales, market value, earnings or book value over a base period, the years of service before vesting, the relevant job classification or level of responsibility, continued employment for a specified period or other factors) that further define the terms of the Performance Share Award. Each Award shall be evidenced by an Award Agreement signed by the Corporation and the Participant. Neither the Committee nor the Board shall amend any outstanding Award Agreement to reprice a previously granted Option or other Award.

     1.6  AWARD PERIOD.

     Each Award and all executory rights or obligations under the related Award Agreement shall expire on such date (if any) as shall be determined by the Committee, but in the case of Options or other rights to acquire Common Stock not later than ten (10) years after the Award Date.

     1.7  LIMITATIONS ON EXERCISE AND VESTING OF AWARDS.

          (a)  Provisions for Exercise.  Unless the
     Committee otherwise expressly provides, no Award shall be exercisable or shall vest until at least six (6) months after the initial Award Date, and once exercisable an Award shall remain exercisable until the expiration or earlier termination of the Award.

          (b) Procedure. Any exercisable Award shall be deemed to be exercised when the Secretary or other designated officer of the Corporation receives written notice of such exercise from the Participant, together with any required payment made in accordance with
     Section 2.2 and satisfaction of the tax withholding requirements of Section 6.4.

          (c) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded. No fewer than ten (10) shares may be purchased on exercise of any Award at one time unless the number purchased is the total number at the time available for purchase under the Award.

     1.8  NO TRANSFERABILITY; LIMITED EXCEPTIONS TO TRANSFER
          RESTRICTIONS.

          (a)  Limit On Exercise and Transfer.  Unless
     otherwise expressly provided in (or pursuant to) this
     Section 1.8, by applicable law and by the Award Agreement, as the same may be amended, (i) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised only by the Participant; and (iii) amounts payable or Shares issuable pursuant to an Award shall be delivered only to (or for the account of) the Participant.

          (b)  Exceptions to Limits on Transfer.  The
     exercise and transfer restrictions in Section 1.8(a) shall not apply to:

               (i)  Transfers to the Corporation;

               (ii) The designation of a beneficiary to receive benefits in the event of the Participant's death or, if the Participant has died, transfers to or exercise by the Participant's Beneficiary, or, in the absence of a validly designated Beneficiary, transfers by will or the laws of descent and distribution;

              (iii) If the Participant has suffered a Total
          Disability, permitted transfers or exercises on behalf of the Participant by his or her Personal Representative; or

               (iv) The authorization by the Committee of "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Committee.

2.   OPTIONS.

     2.1    GRANTS.

     One or more Options may be granted under this Article 2 to any Eligible Employee. Each Option granted shall be designated in the applicable Award Agreement by the Committee as either an Incentive Stock Option, subject to Sections 2.3 and 2.4, or a Nonqualified Stock Option.

     2.2  OPTION PRICE.

          (a) Pricing Limits. The purchase price per Share of Common Stock covered by each Option shall be determined by the Committee at the time of the Award, but shall not be less than 100% (110% in the case of a Participant described in Section 2.4) of the Fair Market Value of the Common Stock on the date of grant and in addition shall not be less than the par value thereof.

          (b) Payment Provisions. The purchase price of any Shares purchased on exercise of an Option granted under this Article 2 shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) by notice and third party payment in such manner as may be authorized by the Committee; or
     (iv) by the delivery of Shares already owned by the Participant, provided, however, that the Committee may in its absolute discretion limit the Participant's ability to exercise an Award by delivering such Shares, and provided, further, that any Shares delivered that were initially acquired upon exercise of a stock option must have been owned by the Participant at least six
     (6) months as of the date of delivery. Shares used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on trading day immediately preceding the date of exercise.

     2.3  LIMITATIONS ON GRANT AND TERMS OF INCENTIVE STOCK
          OPTIONS.

          (a)  $100,000 Limit.  To the extent that the
     aggregate "Fair Market Value" of stock with respect to which incentive stock options first become exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company, such options shall be treated as Nonqualified Stock Options. For this purpose, the "Fair Market Value" of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as Shares acquired pursuant to the exercise of an Incentive Stock Option.

          (b) Option Period. Each Option and all rights thereunder shall expire no later than ten (10) years after the Award Date.

          (c) Other Code Limits. Incentive Stock Options may only be granted to Eligible Employees who satisfy the other eligibility requirements of the Code. There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in Section 422 of the Code.

     2.4  LIMITS ON 10% HOLDERS.

     No Incentive Stock Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted.

3.   STOCK APPRECIATION RIGHTS (INCLUDING LIMITED STOCK
     APPRECIATION RIGHTS).

     3.1  GRANTS.

     In its discretion, the Committee may grant to any Eligible Employee Stock Appreciation Rights either concurrently with the grant of another Award or in respect of an outstanding Award, in whole or in part, or independently of any other Award. Any Stock Appreciation
Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder, unless the holder otherwise agrees.

     3.2  EXERCISE OF STOCK APPRECIATION RIGHTS.

          (a) Exercisability. Unless the Award Agreement or the Committee otherwise provides, a Stock
     Appreciation Right related to another Award shall be exercisable at such time or times, and to the extent, that the related Award shall be exercisable.

          (b) Effect on Available Shares. To the extent that a Stock Appreciation Right is exercised, the number of underlying Shares theretofore subject to a related Award shall be charged against the maximum number of Shares that may be delivered pursuant to Awards under this Plan. The number of Shares subject to the Stock Appreciation Right and the related Award of the Participant shall be reduced by the number of underlying Shares as to which the exercise related, unless the Award Agreement otherwise provides.

          (c) Stand-Alone Stock Appreciation Rights. A Stock Appreciation Right granted independently of any other Award shall be exercisable pursuant to the terms of the Award Agreement, but in no event earlier than six (6) months after the Award Date, except in the case of death or Total Disability.

     3.3    PAYMENT.

          (a)  Amount.  Unless the Committee otherwise
     provides, upon exercise of a Stock Appreciation Right and the attendant surrender of an exercisable portion of any related Award, the Participant shall be entitled to receive payment of an amount determined by multiplying:

               (i)  The difference obtained by subtracting
          the exercise price per Share under the related
          Award (if applicable) or the initial Share value specified in the Award from the Fair Market Value of a Share on the date of exercise of the Stock
          Appreciation Right, by

               (ii) The number of Shares with respect to which the Stock Appreciation Right shall have been exercised.

          (b) Form of Payment. The Committee, in its sole discretion, shall determine the form in which payment shall be made of the amount determined under paragraph
     (a) above, either solely in cash, solely in Shares (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such Shares and partly in cash, provided that the Committee shall have determined that such exercise and payment are consistent with applicable law. If the Committee permits the Participant to elect to receive cash or Shares (or a combination thereof) on such exercise, any such election shall be subject to such conditions as the Committee may impose.

     3.4  LIMITED STOCK APPRECIATION RIGHTS.

     The Committee may grant to any Eligible Employee Stock Appreciation Rights exercisable only upon or in respect of a Change in Control Event or any other specified event ("Limited SARs"), and such Limited SARs may relate to or operate in tandem or combination with or substitution for Options, other Stock Appreciation Rights or other Awards (or any combination thereof), and may be payable in cash or Shares based on the spread between the exercise price per Share under the related Award (if applicable) or the initial Share value specified in the Limited SAR and a price based upon the Fair Market Value of the Common Stock during a specified period or at a specified time within a specified period before, after or including the date of such event.

4.   RESTRICTED STOCK AWARDS.

     4.1  GRANTS.

     The Committee may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee. Each Restricted Stock Award Agreement shall specify the number of Shares to be issued to the Participant, the date of such issuance, the consideration for such Shares to be paid by the Participant (which consideration shall be an amount that is not less than the par value of the Shares), the extent (if any) to which and the time (if ever) at which the Participant shall be entitled to dividends, voting and other rights in respect of the Shares prior to vesting, and the restrictions (which may be based on performance criteria, passage of time or other factors or any combination thereof) imposed on such Shares and the conditions of release or lapse of such restrictions. Such restrictions shall not lapse earlier than six (6) months after the Award Date, except to the extent the Committee may otherwise provide. Stock certificates evidencing Restricted Shares shall bear a legend making appropriate reference to the restrictions imposed hereunder and shall be held by the Corporation or by a third party designated by the Committee until the restrictions on such Shares shall have lapsed and the Shares shall have vested in accordance with the provisions of the Award and Section 1.7. Upon issuance of the Restricted Stock Award, the Participant may be required to provide such further assurance and documents as the Committee may require to enforce the restrictions.

     4.2  RESTRICTIONS.

          (a) Pre-Vesting Restraints. Except as provided in Sections 4.1 and 1.8, Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until the restrictions on such Shares have lapsed and the Shares have become vested.

          (b) Dividend and Voting Rights. Unless otherwise provided in the applicable Award Agreement, a Participant receiving a Restricted Stock Award shall be entitled to dividend and voting rights for all Shares issued even though they are not vested, provided that such rights shall terminate immediately as to any Restricted Shares that cease to be eligible for vesting.

          (c) Cash Payments. If the Participant shall have paid or received cash (including any dividends) in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned (with or without interest) as to any Restricted Shares that cease to be eligible for vesting.

     4.3  RETURN TO THE CORPORATION.

     Unless the Committee otherwise expressly provides, Restricted Shares that remain subject to restrictions at the time of termination of employment or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be returned to the Corporation in such manner and on such terms as the Committee shall therein provide.

5.   PERFORMANCE SHARE AWARDS AND SPECIAL PERFORMANCE-BASED
     AWARDS.

     5.1  GRANTS OF PERFORMANCE SHARE AWARDS.

     The Committee may, in its discretion, grant Performance Share Awards to Eligible Employees based upon such factors as the Committee shall deem relevant in light of the specific type and terms of the Award. The Award Agreement shall specify the maximum number of Shares subject to the Performance Share Award, the consideration to be paid for any such Shares as may be issuable to the Participant (which consideration shall be an amount that is not less than the par value of the Shares), the duration of the Award and the conditions upon which delivery of any Shares to the Participant shall be based, which delivery shall not be earlier than six (6) months after the Award Date. The number of Shares that may be deliverable pursuant to such Award shall be based upon the degree of attainment over a specified period of not more than ten (10) years (a "performance cycle") as may be established by the Committee of such measure(s) of the performance of the Company (or any part thereof) or the Participant or such other criteria (including continued employment or the passage of time) as may be established by the Committee. The Committee may provide for full or partial credit, prior to completion of such performance cycle or the attainment of the performance achievement specified in the Award, in the event of the Participant's death, retirement or Total Disability, a Change in Control Event or in such other circumstances as the Committee (consistent with Section 6.9(c)(ii), if applicable) may determine.

     5.2  SPECIAL PERFORMANCE-BASED SHARE AWARDS.

     Without limiting the generality of the foregoing, and in addition to other Awards granted under other provisions of this Article 5, other performance-based awards within the meaning of Section 162(m) of the Code ("Special Performance-Based Awards"), may be granted under this Plan, whether in the form of restricted stock, performance stock, phantom stock or other rights, the vesting of which depends on the performance of the Company on a consolidated, segment, subsidiary, division or unit basis with reference to revenues, net earnings (before or after taxes or before or after taxes, interest, depreciation and/or amortization), cash flow, return on equity or on assets or on net investment, or cost containment or reduction, or any combination thereof (the business criteria) relative to pre-established performance goals. The applicable business criteria and the specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance measurement period may be neither less than one (1) nor more than ten (10) years. Performance targets may be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. Other types of performance and non-performance awards may also be granted under the other provisions of this Plan.

          (a)  Eligible Class.  The eligible class of
     persons for Awards under this Section 5.2 shall be executive officers of the Corporation.

          (b) Maximum Award. In no event shall grants in any calendar year to a Participant under this Section
     5.2 relate to more than 100,000 shares.

          (c)  Committee Certification.  Before any Special
     Performance-Based Award is paid, the Committee shall certify that the material terms of the Special
     Performance-Based Award were satisfied.

          (d)  Terms and Conditions of Awards.  The
     Committee shall have discretion to determine the restrictions or other limitations of the individual
     Awards under this Section 5.2 (including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise).

          (e) Stock Pay-out Features. Special Performance-Based Share Awards shall be paid in Shares, provided that the Committee may require or allow a portion of the Award to be paid in the form of Restricted Shares or an Option.

6.   OTHER PROVISIONS.

     6.1  TERMINATION OF EMPLOYMENT; RIGHTS OF ELIGIBLE
          EMPLOYEES, PARTICIPANTS AND BENEFICIARIES.

          (a)  Effects of Termination of Employment.

               (i)  Options - Termination for Other than
          Death or Total Disability. If a Participant's employment by the Company terminates for any reason other than death or Total Disability, the Participant shall have, unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by
          Section 1.6 or 6.2, ninety (90) days from and after the Severance Date within which to exercise any Option to the extent it shall have become exercisable as of the Severance Date. To the extent an Option was not exercisable as of the Severance Date, it shall terminate.

               (ii) Options - Death or Total Disability. If a Participant's employment by the Company terminates as a result of death or Total Disability, the Participant, Participant's Personal Representative or his or her Beneficiary, as the case may be, shall have, unless otherwise provided in the Award Agreement and subject to earlier termination pursuant to or as contemplated by Section 1.6 or 6.2, twelve (12) months from and after the Severance Date within which to exercise any Option to the extent it shall have become exercisable as of the Severance Date. To the extent an Option was not exercisable as of the Severance Date, it shall terminate.

               (iii) Certain Stock Appreciation Rights.  A Stock
          Appreciation Right granted concurrently or in tandem with an Option shall have the same post-termination provisions and exercisability periods as the Option to which it relates, unless the Committee otherwise provides.

               (iv) Other Awards. Unless otherwise provided in the applicable Award Agreement and subject to the other provisions of this Plan, Restricted Stock Awards, Stock Appreciation Rights, Performance Share Awards and Special Performance-Based Awards, to the extent such Awards have not become vested as of the Severance Date, shall be forfeited as of the Severance Date.

               (v)  Committee Discretion.  Notwithstanding
          the foregoing provisions of this Section 6.1, in the event of, or in anticipation of, a termination of employment with the Company for any reason, the Committee may, in its discretion, increase the portion of the Participant's Award available to the Participant, or Participant's Beneficiary or Personal Representative, as the case may be, or, subject to the provisions of Section 1.6, extend the exercisability period upon such terms as the Committee shall determine and expressly set forth in or by amendment to the Award Agreement.

          (b)  Employment Status.  Status as an Eligible
     Employee shall not be construed as a commitment that any Award will be made under this Plan to an Eligible
     Employee or to Eligible Employees generally.

          (c) No Employment Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any Award) shall confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Company, constitute any contract or agreement of employment or other service or affect an employee's status as an employee at will, nor shall interfere in any way with the right of the Company to change a person's compensation or other benefits, or to terminate his or her employment or other service, with or without cause and with or without notice. Nothing in this Section 6.1(c), however, is intended to adversely affect any express independent right of such person under a separate employment contract other than an Award Agreement.

          (d) Plan Not Funded. Awards payable under this Plan shall be payable in Shares or from the general assets of the Corporation, and (except as provided in Section 1.4(c)) no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including Shares, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

     6.2  ADJUSTMENTS; ACCELERATION.

          (a) Adjustments. Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation or other reorganization; any spin-off, split-up or similar extraordinary dividend distribution ("Spin-off") in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of all or substantially all the assets of the Corporation as an entirety (an "Asset Sale"); then the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:

               (i)  In any of such events, proportionately
          adjust any or all of (a) the number and type of Shares (or other securities) that thereafter may be made the subject of Awards (including the specific maximums and numbers of Shares set forth elsewhere in this Plan), (b) the number, amount and type of Shares (or other securities or property) subject to any or all outstanding
          Awards, (c) the grant, purchase or exercise price of any or all outstanding Awards, (d) the securities, cash or other property deliverable upon exercise of any outstanding Awards, or (e) subject to limitations under Section 6.9(c), the performance standards appropriate to any outstanding Awards, or

               (ii) In the case of a reclassification,
          recapitalization, merger, consolidation, combination or other reorganization, Spin-off or Asset Sale, make provision for a cash payment or for the substitution or exchange of any or all outstanding Share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding Share-based Awards, based upon the distribution or consideration payable to holders of Common Stock upon or in respect of such event.

     In each case, with respect to Awards of Incentive Stock Options, no adjustment shall be made that would cause the Plan to violate Section 422 or 424(a) of the Code or any successor provisions without the written consent of holders materially and adversely affected thereby.

     In any of such events, the Committee may take such action prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Shares in the same manner as is or will be available to stockholders generally.

          (b)  Acceleration of Awards Upon Change in
     Control. Unless prior to a Change in Control Event the Board determines that, upon its occurrence, benefits under any or all Awards shall not be accelerated or determines that only certain or limited benefits under any or all Awards shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Event for such acceleration, then upon the occurrence of a Change in Control Event:

               (i) each Option and Stock Appreciation Right shall become immediately exercisable,

               (ii) Restricted Stock shall immediately vest free of restrictions, and

               (iii) each Performance Share Award shall become payable to the Participant;

     provided, however, that Awards granted hereunder that have not been held for six (6) months or more prior to the occurrence of the Change in Control Event shall not, in any event, be so accelerated. Any discretion with respect to these events shall be limited to the extent required by applicable accounting requirements in the case of a transaction intended to be accounted for as a pooling of interests transaction.

     The Committee may override the limitations on acceleration in this Section 6.2(b) by express provision in the Award Agreement and may accord any Eligible Employee a right to refuse any acceleration, whether pursuant to the Award Agreement or otherwise, in such circumstances as the Committee may approve.
     Any acceleration of Awards shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Committee to occur (subject to Section 6.2(d)) a limited period of time not greater than 30 days before the event. Without limiting the generality of the foregoing, the Committee may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of an Award if an event giving rise to an acceleration does not occur.

          (c)  Cash Payment for Eligible Options and
     Eligible SARs. The Committee shall provide written notice of the occurrence of a Change in Control Event to each holder of an Option or Stock Appreciation Right that has been held for at least six (6) months as of the date of the Change in Control Event (an "Eligible Option" and "Eligible SAR," respectively). Upon the occurrence of the Change in Control Event, if so elected by the Board, the Company shall cancel each Eligible Option and each Eligible SAR and shall pay the holder thereof an amount in cash determined by multiplying (i) the difference between the exercise price per Share of the Eligible Option or, in the case of an Eligible SAR, the exercise price per Share of the related Option or the initial Share value of the Award, and the Fair Market Value per Share on the date of the Change in Control Event, by (ii) the number of Shares subject to the Eligible Option or Eligible SAR.

          (d) Possible Recission of Acceleration. If the vesting of an Award has been accelerated expressly in anticipation of an event or subject to stockholder approval of an event and the Board later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested
     Awards.

          (e) Acceleration Upon Termination of Service in Anticipation of, or Following a Change in Control Event. Unless the Committee otherwise provides prior to a Change in Control Event, if any Participant's employment is terminated by the Company for any reason other than for cause after the announcement of but before consummation of a Change in Control Event, then, upon or immediately prior to the consummation of the event and subject to its consummation, Awards held by the Participant prior to the Change in Control Event shall be deemed reinstated to the extent previously vested and terminated prior to expiration and, to the extent unvested, shall be deemed vested to the extent that other Awards of the same type were accelerated in connection with the event, irrespective of the vesting and early termination provisions of the Participant's Award Agreement. Notwithstanding the foregoing, in no event shall an Award be extended beyond its final expiration date.

          (f) Golden Parachute Limitation. In no event shall an Award be accelerated under this Plan to an extent or in a manner that would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code, nor shall any payment hereunder be accelerated if any portion of such accelerated payment would not be deductible by the Company because of Section 280G of the Code. If a holder would be entitled to benefits or payments hereunder and under any other plan or program, which benefits or payments would constitute "parachute payments" as defined in Section 280G of the Code, then the holder may, by written notice to the Company, designate the order in which such parachute payments shall be reduced or modified so that the Company is not denied federal income tax deductions for any "parachute payments" because of Section 280G of the Code. Notwithstanding the foregoing, an employment or other agreement with the Participant may expressly provide for benefits in excess of amounts determined by applying the foregoing Section 280G limitations.

          (g) Possible Early Termination of Awards. If any Award or other right to acquire Common Stock has not been exercised or has not become vested or exercisable prior to (i) a dissolution of the Corporation or (ii) a reorganization event described in Section 6.2(a), and no provision has been made for the substitution, exchange or other settlement of such Award, such Award shall thereupon terminate.

     6.3  COMPLIANCE WITH LAWS.

     This Plan, the granting and vesting of Awards under this Plan, the offer, issuance and delivery of Shares and/or the payment of money under this Plan or under Awards are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities law requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. In addition, any securities delivered under this Plan may be subject to any special restrictions that the Committee may require to preserve a pooling of interests under generally accepted accounting principles. The person acquiring any securities under this Plan will, if requested by the Company, provide such assurances and representations to the Company as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

6.4  TAX MATTERS.

     Upon any exercise, vesting, or payment of any Award or upon the disposition of Shares acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to (i) require the Participant (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes that the Company may be required to withhold with respect to such Award event or payment or (ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash payment. In any case where a tax is required to be withheld in connection with the delivery of Shares under this Plan, the Participant may elect, in his or her sole discretion (subject to Section 6.3), pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of Shares to be delivered by (or otherwise reacquire) the appropriate number of Shares valued at their Fair Market Value, to satisfy such withholding obligation, determined in each case as of the trading day next preceding the applicable date of exercise, vesting or payment.

     6.5  PLAN AMENDMENT, TERMINATION AND SUSPENSION.

          (a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Awards may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Awards then outstanding in accordance with the terms of this Plan.

          (b) Stockholder Approval. To the extent then required under Sections 162, 422 or 424 of the Code or any other applicable law, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

          (c) Amendments to Awards. Without limiting any other express authority of the Committee under (but subject to) the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and may make other changes to the terms and conditions of Awards that do not affect in any manner materially adverse to the Participant, the Participant's rights and benefits under an Award.

          (d) Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or change in or affecting any outstanding Award shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under this Plan prior to the effective date of such change. Changes contemplated by Section 6.2 shall not be deemed to constitute changes or amendments for purposes of this
     Section 6.5.

     6.6  PRIVILEGES OF STOCK OWNERSHIP.

     Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any Shares not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

     6.7  EFFECTIVE DATE OF THE PLAN.

     This Plan is effective as of the date this Plan is approved by the stockholders of the Corporation.

     6.8  TERM OF THE PLAN.

     No Award will be granted under this Plan after April 27, 2009 (the "Termination Date"). Unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award granted prior to the Termination Date may extend beyond such date, and all authority of the Committee with respect to Awards hereunder, including the authority to amend an Award, shall continue during any suspension of this Plan and in respect of Awards outstanding on the Termination Date.

     6.9  GOVERNING LAW/CONSTRUCTION/SEVERABILITY.

          (a) Choice of Law. This Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          (b)  Severability.  If a court of competent
     jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c)  Plan Construction.

               (i)  Rule 16b-3.  It is the intent of the
          Corporation that the Awards and transactions permitted by Awards generally satisfy and be interpreted in a manner that, in the case of Participants who are or may be subject to Section
          16 of the Exchange Act, satisfies the applicable requirements of Rule 16b-3 so that such persons
          (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability.

               (ii) Section 162(m).  It is the further
          intent of the Company that (to the extent the Company or Awards under this Plan may be or become subject to limitations on deductibility under
          Section 162(m) of the Code), Options or Stock Appreciation Rights granted with an exercise or base price not less than Fair Market Value on the date of grant and Special Performance-Based Awards under Section 5.2 of this Plan that are granted to or held by a person subject to Section 162(m) of the Code will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m) of the Code, to the extent that the Committee authorizing the Award (or the payment thereof, as the case may be) satisfies any applicable administrative requirements thereof.

     6.10 CAPTIONS.

     Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

     6.11 EFFECT OF CHANGE OF SUBSIDIARY STATUS.

     For purposes of this Plan and any Award hereunder, if a Participant is employed by an entity that ceases to be a Subsidiary, a termination of the Participant's employment shall be deemed to have occurred as of the date the entity ceased to be a Subsidiary unless the Participant continues as an Eligible Employee in respect of another entity within the Company.

     6.12 STOCK-BASED AWARDS IN SUBSTITUTION FOR STOCK
          OPTIONS OR AWARDS GRANTED BY ANOTHER CORPORATION.

     Awards may be granted to Eligible Employees under this Plan in substitution for employee stock options, stock appreciation rights, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Employees in respect of the Company, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Company, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity.

     6.13 NON-EXCLUSIVITY OF PLAN.

     Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

     6.14 NO CORPORATE ACTION RESTRICTION.

     The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the Corporation's or any Subsidiary's capital structure or its business, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the Corporation's or any Subsidiary's capital stock or the rights thereof, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the Corporation or any Subsidiary's assets or business, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No Participant, Beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Committee, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

     6.15 OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS.

     Payments and other benefits received by a Participant under an Award made pursuant to this Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Company or the Subsidiaries.

     6.16 DEFERRED PAYMENTS.

     The Committee may authorize for the benefit of any Eligible Employee the deferral of any payment of cash or Shares that may become due or of cash otherwise payable under this Plan, and provide for accrued benefits thereon based upon such deferment, at the election or at the request of such Participant, subject to the other terms of this Plan. Such deferral shall be subject to such further conditions, restrictions or requirements as the Committee may impose, subject to any then vested rights of Participants.


7.   DEFINITIONS.

     7.1  DEFINITIONS.

          (a) "Award" means an award of any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, Performance Share Award, Special Performance-Based Award, dividend equivalent or deferred payment right or other right or security that would constitute a "derivative security" under Rule 16a-1(c) of the Exchange Act, or any combination thereof, whether alternative or cumulative, authorized by and granted under this Plan.

          (b) "Award Agreement" means any writing setting forth the terms of an Award that has been authorized by the Committee.

          (c) "Award Date" means the date upon which the Committee took the action granting an Award or such later date as the Committee designates as the Award
     Date at the time of the Award.

          (d) "Beneficiary" means the person, persons, trust or trusts designated by a Participant or, in the absence of a designation, entitled by will or the laws of descent and distribution, to receive the benefits specified in the Award Agreement and under this Plan in the event of a Participant's death, and shall mean the Participant's executor or administrator if no other Beneficiary is designated and able to act under the circumstances.

          (e) "Board" means the Board of Directors of the Corporation.

          (f) "Change in Control Event" means any of the following:

               (i)  The occurrence of any change in control
           that is required to be reported in response to the proxy regulations of the Commission;

              (ii) Any "person" (as such term is used in Section 3(a)(9) and Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 40% or more of the combined voting power of the Corporation's then outstanding securities.

             (iii) During any period of two consecutive years, individuals who, at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

               (iv) Shares are first purchased pursuant to an exchange or tender offer other than an offer by the Corporation or a Subsidiary.

     Notwithstanding the foregoing, prior to the occurrence of any of the events described in clause (f)(i) through
     (iv) above, the Board may determine that such an event shall not constitute a Change in Control Event for purposes of the Plan and Awards granted under it.

          (g)  "Code" means the Internal Revenue Code of
     1986, as amended from time to time.

          (h)  "Commission" means the Securities and
     Exchange Commission.

          (i) "Committee" means the Board or a committee appointed by the Board to administer this Plan, which committee shall be comprised solely of two or more directors or such greater number of directors as may be required under applicable law, and each of whom is an "outside director" under Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3.

          (j) "Common Stock" means the Common Stock, $0.01 par value per share, of the Corporation and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 6.2 of this Plan.

          (k)  "Company" means, collectively, the
     Corporation and its Subsidiaries.

          (l)  "Corporation" means Wynn's International,
     Inc., a Delaware corporation, and its successors.

          (m) "Eligible Employee" means an officer (whether or not a director) or key employee of the Company.

          (n)  "Exchange Act" means the Securities Exchange
     Act of 1934, as amended from time to time.

          (o) "Fair Market Value" on any date means (1) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (2) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (3) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization; or (4) if the stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

          (p) "Incentive Stock Option" means an Option which is intended, as evidenced by its designation, as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions and is made under such circumstances and to such persons as may be necessary to comply with that section.

          (q) "Limited SAR" has the meaning given to such term in Section 3.4.

          (r) "Nonqualified Stock Option" means an Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an Incentive Stock Option shall be deemed to be designated a Nonqualified Stock Option under this Plan and not an incentive stock option under the Code.

          (s)  "Option" means an option to purchase Common
     Stock granted under this Plan.

          (t) "Participant" means an Eligible Employee who has been granted an Award under this Plan.

          (u) "Performance Share Award" means an Award of a right to receive Shares under Section 5.1 or 5.2, the issuance or payment of which is contingent upon, among other conditions, the attainment of performance objectives specified by the Committee.

          (v) "Personal Representative" means the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Participant.

          (w) "Plan" means this 1999 Stock Awards Plan, as it may be amended from time to time.

          (x) "Restricted Shares" or "Restricted Stock" means Shares awarded to a Participant under this Plan, subject to payment of such consideration, if any, and such conditions on vesting (which may include, among others, the passage of time, specified performance objectives or other factors) and such transfer and other restrictions as are established in or pursuant to this Plan and the related Award Agreement, for so long as such shares remain unvested under the terms of the applicable Award Agreement.

          (y) "Retirement" means retirement (including early retirement) at any time of a Participant as an employee of the Company, as such term or concept is used in the Wynn's International, Inc. Retirement Plan or the Wynn's-Precision, Inc. Salaried Employees
     Pension Plan, or in any successor plan, in each case, as from time to time in effect.

          (z) "Rule 16b-3" means Rule 16b-3 as promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

          (aa) "Section 16 Person" means a person subject to
     Section 16(a) of the Exchange Act.

          (bb) "Securities Act" means the Securities Act of
     1933, as amended from time to time.

          (cc) "Severance Date" means the date of
     termination of a Participant's employment with the Company.

          (dd) "Shares" has the meaning given to such term in Section 1.4(a).

          (ee) "Stock Appreciation Right" means a right authorized under this Plan to receive a certain number of Shares or an amount of cash, or a combination of Shares and cash, the aggregate amount or value of which is determined by reference to a change in the Fair Market Value of the Common Stock.

          (ff) "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

          (gg) "Total Disability" means a "permanent and total disability" within the meaning of Section
     22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

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